Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 118 to the Registration Statement (Form N-1A, No. 2-89279) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our report, dated November 26, 2013 on High Yield Portfolio (one of the seven portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2013.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 24, 2014